Exhibit 99.1

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Strong Third-Quarter Financial Results Driven By Record Revenues and Operating Margin

CHICAGO, November 1, 2011 – CME Group Inc. (NASDAQ: CME) today reported that third-quarter revenues increased 19 percent to a record $874 million and operating income increased 29 percent to $572 million compared with third-quarter 2010. Third-quarter 2011 operating margin was 65 percent, the highest quarterly GAAP operating margin to date, and up from 60 percent in the third quarter of 2010. Operating margin is defined as operating income as a percentage of total revenues.

Third-quarter net income attributable to CME Group was $316 million, up 29 percent compared with the third quarter of 2010. Diluted earnings per share were $4.74, up 30 percent compared with the same period last year.

“CME Group’s core business continued to perform very well, and during the quarter we delivered significant growth in revenue, operating income and earnings per share,” said CME Group Executive Chairman Terry Duffy. “On the regulatory front, we were pleased to see the CFTC rulemaking on position limits establish equivalent limits for physically and cash-settled contracts, other than natural gas. We will continue to work closely with regulators and market participants during this important rulemaking process.”

“Strong performance across our diverse product portfolio, coupled with strong expense discipline, allowed us to deliver record results,” said CME Group Chief Executive Officer Craig Donohue. “Heightened expense focus contributed to our success, and is reflected in today’s results along with our commitment to maintain expense growth below five percent in 2012 and beyond. We have seen an acceleration in our OTC swaps business. Interest rate swaps and credit default swaps cleared at CME totaled $44 billion during the third quarter, while cleared activity in October exceeded $35 billion.”

Third-quarter 2011 average daily volume was 14.7 million contracts, up 27 percent compared with the third quarter of 2010. Clearing and transaction fee revenue of $733 million was up 22 percent from $599 million in third-quarter 2010. Market data and information services revenue was $107 million, up 6 percent from $101 million in the same quarter last year, primarily due to CME Group Index Services business revenue growth.

Third-quarter total average rate per contract was 77.9 cents, down 4 percent from third-quarter 2010, and down 3 percent from second-quarter 2011. The sequential variance can be attributed primarily to a higher proportion of lower-priced financial products volume relative to the second quarter of 2011, as well as the impact from higher volume discounts.

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Third-quarter 2011 operating expense was $302 million, up 4 percent from third-quarter 2010, but trending down from the first and second quarters of 2011 and illustrating the company’s intent to manage the organization as efficiently as possible while still focusing intently on key longer-term growth initiatives. Third-quarter 2011 non-operating expense was $26 million, driven primarily by interest expense and borrowing costs of $29 million, offset by $4 million of investment income.

As of September 30, the company had $876 million of cash and marketable securities and $2.1 billion of debt. Since the Board authorization of a $750 million share buyback program on May 9, 2011, the company has purchased more than 800,000 shares in total. During the third quarter, 590,000 shares were purchased, with an approximate aggregate value of $155 million.

Updated Guidance

•	The company expects 2011 operating expenses of between $1.23 billion and $1.235 billion.

CME Group will hold a conference call to discuss third-quarter 2011 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services for exchange-traded contracts, as well as for over-the-counter derivatives transactions through CME ClearPort®. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk in both listed and over-the-counter derivatives markets.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners.

Further information about CME Group (NASDAQ:CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations; changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the implementation of the Dodd-Frank Act; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the financial crisis that began in 2008 and any other future crises; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$829.3	$855.2
Marketable securities	46.6	50.2
Accounts receivable, net of allowance	369.5	297.5
Other current assets (includes $40.0 and $0 in restricted cash)	168.4	146.1
Cash performance bonds and guaranty fund contributions	7,677.5	4,038.5

Total current assets	9,091.3	5,387.5
Property, net of accumulated depreciation and amortization	813.8	786.8
Intangible assets - trading products	17,040.5	17,040.5
Intangible assets - other, net of accumulated amortization	3,345.8	3,453.3
Goodwill	7,984.4	7,983.6
Other assets (includes $20.5 and $0 in restricted cash)	611.8	394.4

Total Assets	$38,887.6	$35,046.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40.7	$51.8
Short-term debt	—	420.5
Other current liabilities	204.1	270.4
Cash performance bonds and guaranty fund contributions	7,677.5	4,038.5

Total current liabilities	7,922.3	4,781.2
Long-term debt	2,106.3	2,104.8
Deferred tax liabilities, net	7,735.2	7,840.4
Other liabilities	190.0	191.5

Total Liabilities	17,953.8	14,917.9
Redeemable non-controlling interest	69.5	68.1
Shareholders’ equity	20,864.3	20,060.1

Total Liabilities and Shareholders’ Equity	$38,887.6	$35,046.1

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Clearing and transaction fees	$732.7	$598.7	$2,111.8	$1,860.9
Market data and information services	107.0	101.4	321.9	291.0
Access and communication fees	12.0	11.3	34.8	33.4
Other	22.5	22.0	75.6	55.2

Total Revenues	874.2	733.4	2,544.1	2,240.5

Expenses
Compensation and benefits	119.9	110.4	359.7	312.3
Communications	11.0	9.8	31.7	30.8
Technology support services	13.3	12.5	38.7	37.4
Professional fees and outside services	29.0	26.1	90.4	82.5
Amortization of purchased intangibles	33.0	32.4	99.2	95.5
Depreciation and amortization	32.4	33.1	95.1	98.1
Occupancy and building operations	18.5	17.0	56.9	57.7
Licensing and other fee agreements	22.6	20.5	64.7	62.8
Other	22.4	28.7	77.0	90.7

Total Expenses	302.1	290.5	913.4	867.8

Operating Income	572.1	442.9	1,630.7	1,372.7

Non-Operating Income (Expense)
Investment income	3.7	12.6	27.1	28.1
Gains (losses) on derivative investments	—	—	(0.1)	6.0
Interest and other borrowing costs	(29.0)	(35.9)	(87.8)	(105.2)
Equity in net losses of unconsolidated subsidiaries	(0.9)	(3.9)	(3.1)	(6.9)

Total Non-Operating	(26.2)	(27.2)	(63.9)	(78.0)

Income Before Income Taxes	545.9	415.7	1,566.8	1,294.7

Income tax provision	(230.9)	(171.4)	(499.1)	(539.0)

Net Income	315.0	244.3	1,067.7	755.7
Less: Net income (loss) attributable to redeemable non-controlling interest	(1.1)	—	1.3	0.5

Net Income Attributable to CME Group	$316.1	$244.3	$1,066.4	$755.2

Earnings per Common Share Attributable to CME Group:
Basic	$4.76	$3.67	$15.99	$11.42
Diluted	4.74	3.66	15.94	11.39

Weighted Average Number of Common Shares:
Basic	66,458	66,556	66,690	66,125
Diluted	66,667	66,744	66,901	66,320

Notes:

Year-to-date 2011 results include the Q1 2011 tax adjustment reflecting a $164 million benefit within tax expense associated with a change in our expected effective tax rate and its impact on our deferred tax expense and the release of reserves related to a foreign investment.

Year-to-date 2010 results include the Q2 2010 $20.5 million write down of goodwill of the company’s subsidiary, Credit Market Analysis Limited (CMA).

CME Group Inc.

Quarterly Operating Statistics

	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Trading Days	64	64	62	63	64

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Product Line
Interest rates	5,020	5,566	6,424	6,449	6,518
Equities	2,809	2,545	2,906	2,842	4,040
Foreign exchange	866	887	961	918	988
Energy	1,657	1,581	1,973	1,757	1,670
Agricultural commodities	941	1,067	1,154	1,159	1,032
Metals	257	372	376	403	454

Total	11,550	12,018	13,794	13,528	14,702

Venue
Electronic	9,574	9,978	11,605	11,454	12,463
Open outcry	1,327	1,418	1,467	1,393	1,557
Privately negotiated	181	222	224	242	257

Exchange-traded Total	11,082	11,618	13,296	13,090	14,276
CME ClearPort	468	400	498	438	426

Total	11,550	12,018	13,794	13,528	14,702

Average Rate Per Contract (RPC)

CME Group RPC

	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Product Line
Interest rates	$0.495	$0.496	$0.481	$0.486	$0.479
Equities	0.708	0.702	0.705	0.709	0.703
Foreign exchange	0.795	0.804	0.823	0.868	0.801
Energy	1.540	1.631	1.573	1.595	1.580
Agricultural commodities	1.256	1.219	1.271	1.303	1.264
Metals	1.791	1.708	1.732	1.636	1.649

Average RPC	$0.810	$0.813	$0.808	$0.807	$0.779

Venue
Exchange-traded	$0.747	$0.748	$0.740	$0.745	$0.724
CME ClearPort	2.292	2.704	2.630	2.665	2.621